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                                   EXHIBIT "B"



                             STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT ("Option Agreement") dated as of October 15, 1996, between INDEPENDENCE BANCORP, INC. ("IBI"), a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), and COMMERCE BANCORP, INC. ("CBI"), a New Jersey business corporation registered as a bank holding company under the Holding Company Act.

                                   WITNESSETH

         WHEREAS, the Boards of Directors of IBI and CBI have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Agreement and Plan of Merger each dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for certain transactions pursuant to which IBI would be merged with and into CBI;

         WHEREAS, as a condition to CBI's entry into the Merger Agreements and to induce such entry, IBI has agreed to grant to CBI the option set forth herein to purchase authorized but unissued shares of IBI Common Stock;

         NOW, THEREFORE, in consideration of the premises herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.

         Capitalized terms defined in the Merger Agreements and used herein shall have the same meanings as in the Merger Agreements.

2.       Grant of Option.

         Subject to the terms and conditions set forth herein, IBI hereby grants to CBI an option ("Option") to purchase up to 564,910 shares of IBI Common Stock, at a price of $21.00 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event IBI issues or agrees to issue any shares of IBI Common Stock in breach of its obligations under the Merger Agreements at a price less than $21.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of IBI Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause CBI not to become an interested stockholder for purposes of the New Jersey Shareholders Protection Act.


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3.       Exercise of Option

         (a) CBI may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger or (ii) termination of the Merger Agreements in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a willful breach by IBI of any covenant contained therein) or (iii) twelve months after termination of the Merger Agreements if such termination follows the occurrence of a Purchase Event or is due to a willful breach by IBI of any covenant contained therein; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

         (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                   (i) IBI or any IBI subsidiary, without having received CBI's prior written consent, shall have entered into an agreement (including without limitation a letter of intent or similar-type document) with any person (other than CBI or any CBI subsidiary) to (x) merge or consolidate, or enter into any similar transaction, with IBI or any IBI subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of IBI or any IBI subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of IBI or any IBI subsidiary; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only IBI, IBI's Employee Stock Ownership Plan ("ESOP") and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be a Purchase Event, provided any such transaction is not entered into in violation of the terms of the Merger Agreements;

                   (ii) any person (other than IBI, any IBI subsidiary, the IBI subsidiaries in a fiduciary capacity, the ESOP, CBI, affiliates of CBI or subsidiaries of CBI in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of IBI Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                   (iii) any person (other than IBI, any IBI subsidiary, the ESOP, CBI or any CBI affiliate) (x) shall have made a bona fide proposal to IBI by public

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                           announcement or written communication that is or
                           becomes the subject of public disclosure to acquire IBI or any IBI subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) shall have commenced a bona fide tender or exchange offer to purchase shares of IBI Common Stock such that upon consummation of such offer such person would own or control 10% or more of the outstanding shares of IBI Common Stock, or (z) shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of IBI Common Stock shall have not approved the Merger Agreements and the transactions contemplated thereby at the meeting of such stockholders held for such purpose or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements; or

                   (iv) IBI or any IBI subsidiary shall have breached any of its obligations under the Merger Agreements.

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (c) In the event CBI wishes to exercise the Option, it shall send to IBI a written notice, (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, CBI shall promptly file (with the full cooperation and assistance of IBI) the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. Notwithstanding the foregoing, the obligation of IBI to issue shares upon exercise of the Option and/or repurchase the Option as set forth in Section 7 hereof shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for IBI to issue the shares (or repurchase the Option), or CBI to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the shares (or repurchase of the Option), and, in each case, notwithstanding any provision to the contrary set forth

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herein, the Option (and obligation to repurchase the Option) shall not expire or otherwise terminate.

         (d) IBI shall notify CBI promptly in writing of the occurrence of any Purchase Event known to it, it being understood that the giving of such notice by IBI shall not be a condition to the right of CBI to exercise the Option. IBI will not take any action which would have the effect of preventing or disabling IBI from delivering the shares to CBI upon exercise of the Option or otherwise performing its obligations under this Option Agreement.

4.        Payment and Delivery of Certificates.

         (a) At the closing referred to in Section 3 hereof, CBI shall pay to IBI the aggregate purchase price for the shares of IBI Common Stock purchased pursuant to the exercise of the option in immediately available funds by a wire transfer to a bank account designated by IBI.

         (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), IBI shall deliver to CBI a certificate or certificates representing the number of shares of IBI Common Stock purchased by CBI, and CBI shall deliver to IBI a letter agreeing that CBI will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (c) Certificates for IBI Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Independence Bancorp, Inc. and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Independence Bancorp, Inc. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Independence Bancorp, Inc. of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if CBI shall have delivered to IBI a copy of a letter from the Staff of the Commission, or an opinion of counsel, in form and substance satisfactory to IBI, to the effect that such legend is not required for purposes of the Securities Act.

5.       Representations.

         IBI hereby represents, warrants and covenants to CBI as follows:


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         (a) IBI shall at all times maintain sufficient authorized but unissued shares of IBI Common Stock so that the Option may be exercised without authorization of additional shares of IBI Common Stock.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         (c) IBI has full corporate power and authority to execute, deliver and perform this Option Agreement and all corporate action necessary for execution, delivery and performance of this Option Agreement has been duly taken by IBI. This Option Agreement constitutes a legal, valid and binding obligation of IBI, enforceable against IBI in accordance with its terms.

6.       Adjustment Upon Changes in Capitalization.

         In the event of any change in IBI Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of IBI Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of IBI Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of IBI Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize IBI to breach any provision of the Merger Agreements.

7.       Repurchase of Option.

         (a) Upon the occurrence of a Purchase Event, at the request of CBI, delivered within 60 days of such occurrence, IBI shall repurchase the Option from CBI at a price (the "Option Repurchase Price") equal to the amount by which the market/offer price (as defined below) exceeds the exercise price, multiplied by the number of shares for which this Option may then be exercised. The term "market/offer price" shall mean the highest of (i) the price per share of IBI Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the price per share of IBI Common Stock to be paid by any third party pursuant to an agreement with IBI, or (iii) in the event of a sale of all or substantially all of IBI's and any IBI subsidiary's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of IBI as determined by an investment banking firm selected by CBI, divided by the number of shares of IBI Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by an investment banking firm selected by CBI.


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         (b) CBI may exercise its right to require IBI to repurchase the Option pursuant hereto by surrendering for such purpose to IBI, at its principal office, a copy of this Option Agreement, accompanied by a written notice or notices stating that CBI elects to require IBI to repurchase this Option in accordance with the provisions hereof. As promptly as practicable, and in any event within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, IBI shall deliver or cause to be delivered to CBI the Option Repurchase Price thereof.

8.       Filings and Consents.

         Each of CBI and IBI will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Option Agreement.

9.       Registration Rights.

         IBI shall, if requested by CBI, as expeditiously as possible following the occurrence of a Purchase Event and prior to the second anniversary thereof, file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of IBI Common Stock that have been acquired upon exercise of the option in accordance with the intended method of sale or other disposition requested by CBI. CBI shall provide all information reasonably requested by IBI for inclusion in any registration statement to be filed hereunder. IBI will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions by CBI. The obligations of IBI hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of IBI shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of non-public information that would materially and adversely affect IBI. The first registration effected under this Section 9 shall be at IBI's expense except for underwriting commissions and the fees and disbursements of CBI's counsel attributable to the registration of such IBI Common Stock. A second registration may be requested hereunder at CBI's expense. In no event shall IBI be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by IBI of IBI Common Stock. If requested by CBI, in connection with any such registration, IBI will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included by an issuing company in such underwriting agreements between an underwriter and selling shareholder. Upon receiving any request from CBI or assignee thereof under this Section 9, IBI agrees to send a copy thereof to CBI and to any assignee

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thereof known to IBI, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

10.      Severability.

         If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the option will not permit the holder to acquire the full number of shares of IBI Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of IBI to allow the holder to acquire or to require IBI to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

11.      Miscellaneous.

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing CBI may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by CBI under the Holding Company Act to acquire the shares of IBI Common Stock subject to the Option, CBI may not assign its rights under the option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase

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in excess of 5% of the voting shares of IBI, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on CBI's behalf, or (iv) any other manner approved by the Federal Reserve Board.

         (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Reorganization Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

         (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                        COMMERCE BANCORP, INC.


                                        By:   /s/ Vernon W. Hill, II
                                           ------------------------------------
                                                 Vernon W. Hill, II, Chairman


                                        INDEPENDENCE BANCORP, INC.


                                        By:   /s/ James R. Napolitano
                                           ------------------------------------
                                                 James R. Napolitano, Chairman






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